EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire announces New River Pharmaceuticals filing of NRP104

Philadelphia, US and Basingstoke, UK – December 7, 2005 -- Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that New River Pharmaceuticals, Inc. (NRP) has filed with the U.S. Food and Drug Administration (FDA) a new drug application (NDA) for the investigational compound NRP104 for the treatment of attention deficit hyperactivity disorder (ADHD) in pediatric populations (ages 6-12).

“The filing of NRP104 is excellent news for both Shire and New River,” said Shire Chief Executive Officer Matthew Emmens. “We are pleased that this application has been submitted on schedule and we look forward to working with New River toward an approval and subsequent launch in 2006.”

Shire and New River signed a collaborative agreement to develop and commercialize NRP104 on January 31, 2005. Under the terms of the agreement, the parties collaborate on NRP104 development, manufacturing, marketing and sales in the US. Upon launch, Shire will book the product sales and New River may supply up to 25% of the sales effort under a co-promotion right. New River will be financially and operationally responsible for clinical and manufacturing development.

Upon FDA approval, the parties will divide operating profit in accordance with the following general principles: Shire will retain 75% of profits for the first two years following launch and the parties will share the profits equally thereafter.

Outside the U.S., Shire has a license to develop and commercialize NRP104 and New River will receive a low double-digit royalty on net sales.

Shire paid an initial sum of US$50 million to NRP upon signing of the agreement. An additional US$50 million will be due to NRP upon acceptance of filing of the NDA by the FDA, typically within 60 days of receipt of filing. Additionally, up to US$300 million in milestone payments will be due to New River depending on the characteristics of the FDA-approved product labeling. An additional US$100 million milestone would be payable as a sales bonus upon achieving a significant sales target. Shire plans to expense the second US$50 million payment during the course of the first quarter 2006, and currently expects to capitalize and amortize the potential remaining milestone payments and the potential sales bonus over the life of the product.

Registered in England 2883758   Registered Office as above

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252

Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies - all being areas in which Shire has a commercial presence. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results. Shire’s strategy is to develop and market products for specialty physicians. Shire’s in-licensing and merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forwarding-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire plc's results could be materially affected. The risks and uncertainties include, but are not limited to; risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to, the impact of those on Shire plc's Attention Deficit and Hyperactivity Disorder ("ADHD") franchise; patents, including but not limited to, legal challenges relating to Shire plc's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of DAYTRANATM

(MTS/METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), MESAVANCE TM (SPD476) (ulcerative colitis), ELAPRASE TM (idursulfase) (Hunter syndrome) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire plc's ability to benefit from the acquisition of Transkaryotic Therapies Inc.; Shire plc's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the US Securities and Exchange Commission, including Shire Pharmaceuticals Group plc's Annual Report on Form 10-K for the year ended December 31, 2004.

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